Exhibit 99.1

Worthington Reports Third Quarter Fiscal 2011 Results

COLUMBUS, Ohio--(BUSINESS WIRE)--March 31, 2011--Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $569.4 million and net earnings of $26.3 million, or $0.35 per share, for its fiscal 2011 third quarter ended February 28, 2011. In last year’s third quarter, the Company reported net sales of $451.1 million and a net loss of $17.7 million, or $0.22 per share, which included $0.28 per share in impairment and restructuring charges.

Comparative financial highlights for the three- and nine-month periods are as follows:

(U.S. dollars in millions, except per share data)

	3Q2011	2Q2011	3Q2010	9M2011	9M2010
Net sales	$569.4	$580.7	$451.1	$1,766.9	$1,316.6
Operating income (loss)	28.0	12.9	(35.3)	62.0	(20.6)
Equity income	17.0	16.2	14.6	51.5	45.8
Net earnings (loss)	26.3	14.5	(17.7)	63.1	12.2
Earnings (loss) per share	$0.35	$0.20	$(0.22)	$0.84	$0.15

“We are very pleased with the excellent results this quarter and continue to see positive signs of recovery in many of our markets,” said John McConnell, Chairman and CEO. “Our businesses have continued to perform well as we have remained focused on enhancing our earnings potential, improving our operating efficiencies, and investing in businesses that will help us achieve our goals.”

Consolidated Quarterly Results

Net sales for the third quarter ended February 28, 2011, were $569.4 million, up 26% from the comparable quarter last year, when net sales were $451.1 million. An overall increase in volumes had a $79.1 million positive impact on net sales as both Steel Processing and Pressure Cylinders segments showed improvements.

Gross margin for the current quarter was $88.3 million, or 16% of net sales, compared to $57.7 million, or 13% of net sales, for the prior year quarter. The $30.6 million increase in gross margin is primarily due to increased volumes in both Steel Processing and Pressure Cylinders. Inventory holding gains helped margins in both the current quarter and prior year quarter. SG&A expenses were $2.3 million higher than the prior year quarter primarily due to increased profit sharing, bonus and wage expenses offset by lower legal and bad debt expense. The prior year quarter included $4.9 million in litigation related expenses.

Operating income for the quarter was $28.0 million, up $63.3 million versus last year’s operating loss. Increased volumes and better spreads between average selling prices and the cost of steel were the drivers for the increase in operating income. The prior year quarter included $35.5 million of pre-tax impairment and restructuring charges primarily related to the former Construction Services businesses.

Interest expense was $4.5 million in the quarter, up from $1.9 million in the prior year mainly due to the higher interest rate on the $150.0 million, 6.5% unsecured notes, issued in April 2010 to lock in long-term financing.

Equity in net income from unconsolidated joint ventures was $17.0 million, an increase of $2.4 million from the comparable year-ago quarter, on sales of $201.7 million. WAVE represented the majority of equity earnings contributing $14.1 million of earnings in the current quarter. TWB and Serviacero contributed equity income of $1.3 million and $1.0 million, respectively.

For the quarter, income tax expense of $11.9 million compared to an income tax benefit of $6.7 million for the comparable prior year period. The current year quarter reflects an estimated annual effective tax rate of 32.3% compared to 34.9% for the prior year quarter, before the impact of discrete tax adjustments. The discrete adjustments were minimal for the current quarter, but were $11.8 million for the prior year quarter, primarily due to the tax impact of the previously mentioned impairment charges.

Balance Sheet

At quarter end, total debt was $331.0 million, down $43.0 million from the previous quarter ended November 30, 2010, as a reduction of working capital lowered short-term borrowing needs. As of February 28, 2011, the Company had utilized $80.0 million of its $100.0 million trade accounts receivable securitization facility, and had no borrowings outstanding on the $400.0 million revolving credit facility.

Cash provided by operating activities for the quarter was $65.1 million, compared to cash used by operations of $14.1 million in the year-ago quarter and cash provided by operating activities of $59.5 million from the previous quarter.

During the current quarter, the Company invested $5.1 million in property, plant and equipment and paid $19.5 million, net of cash acquired, for a 60% ownership interest in Nitin Cylinders Limited, as described in the highlights section below.

Quarterly Segment Results

Steel Processing’s net sales of $301.8 million were up 30%, or $69.5 million, over the prior year quarter. A 16% increase in volumes increased sales by $47.9 million over the prior year quarter. The largest increase came from higher value added processing for the automotive market, aided by the contribution from the Gibraltar strip steel acquisition. This change in the product mix combined with a higher average cost of steel in the current quarter, resulted in an increase in the average selling price and a $21.6 million increase in net sales. The mix of direct versus toll tons processed was 54% to 46% this quarter, compared to 51% to 49% a year ago.

Operating income of $14.2 million was $6.7 million higher than the prior year quarter. Higher volumes contributed $5.9 million to the improved operating income and a favorable pricing spread increased operating income by $10.2 million, partially offset by higher manufacturing and SG&A expenses.

Pressure Cylinders’ net sales of $135.9 million were up 17% from the year ago quarter. Volumes for the European operations improved dramatically as the industrial gas and automotive markets continued to recover from the global economic downturn. Stable conditions in North American markets led to a 7% increase in revenues from these operations. Operating income increased 164% from the prior year quarter to $10.8 million, driven by the solid performance in the North American operations and a return to profitability in European operations.

Metal Framing’s net sales of $81.4 million were up 21%, or $13.9 million, from the prior year quarter as higher selling prices, driven by the cost of steel, increased net sales by $12.5 million. Volumes were up 1%, increasing net sales by $1.4 million. The impact of higher average selling prices increased margins by $8.7 million while lower manufacturing expenses improved margins by $1.8 million. The current quarter operating income was $2.7 million, compared to an operating loss of $9.1 million in the prior year quarter. As a result of the transaction described in the Highlights section below, operations of the Metal Framing segment have essentially been contributed into a new joint venture effective March 1, 2011. A 25% interest was retained in this joint venture, which will be unconsolidated, with its results reported as equity in net income of unconsolidated affiliates in the Company’s consolidated statements of earnings.

Company Outlook

“We remain optimistic about the current business environment. While the potential remains for some uneven results, we are confident that the overall trend will continue to be positive year over year gains in our current businesses,” McConnell said. “We will also continue to build our international presence and explore opportunities to augment our current platform with acquisitions that meet our criteria of increasing our margins and decreasing the volatility of our earnings.”

Dividend Declared

On February 28, 2011, the Board of Directors declared a quarterly cash dividend of $0.10 per share which was paid on March 29, 2011, to shareholders of record on March 15, 2011.

Highlights

  On December 22, 2010, the Company completed the acquisition of a 60% interest in Nitin Cylinders Limited, an Indian manufacturer of high pressure, seamless steel cylinders for compressed natural gas storage (CNG). The joint venture is called Worthington Nitin Cylinders.
  On January 4, 2011, the Company announced a joint venture with Hubei Modern Urban Construction & Development Group Co., Ltd. of China to manufacture light gauge steel framing products and to design, engineer, and supply steel-framed mid-rise residential buildings in five Central Chinese provinces.
  On February 15, 2011, Worthington’s recently formed Global Group announced a memorandum of understanding with Gestamp Renewables group to create a 50/50 joint venture which will focus on producing towers for wind turbines being constructed in North America. The joint venture agreement was signed on March 18, 2011. The joint venture, Gestamp Worthington Wind Steel, LLC, chose Cheyenne, Wyo. as the site of its initial production facility.
  On February 22, 2011, the Company reached an agreement in principle with Marubeni-Itochu Steel America Inc. (MISA) to combine Dietrich Metal Framing and ClarkWestern Building Systems in a newly-formed joint venture. This agreement closed effective March 1, 2011. In the transaction, Worthington received a 25% interest in the new joint venture, ClarkDietrich Building Systems LLC, as well as the assets of three MISA Metals Inc. steel processing locations. The joint venture will be unconsolidated and the steel processing assets and locations will be reported under the Steel Processing segment.

Conference Call

Worthington will review third quarter results during its quarterly conference call today, March 31, 2011, at 1:30 p.m., Eastern Daylight Saving Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2010 fiscal year sales of approximately $1.9 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, and scuba tanks; framing systems and stairs for mid-rise buildings; current and past model automotive service stampings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, laser welded blanks, compressed natural gas storage cylinders, and light gauge steel framing for commercial and residential construction. Worthington employs approximately 7,000 people and operates 74 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly created joint ventures headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain margins and market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies and other expected benefits therefrom; the overall success of newly created joint ventures, including the demand for their products, and the ability to achieve the anticipated benefits therefrom; capacity levels and efficiencies, within facilities and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in new markets ; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, both in the United States and abroad; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2010.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2011	2010	2011	2010
Net sales	$569,439	$451,113	$1,766,931	$1,316,621
Cost of goods sold	481,185	393,399	1,529,944	1,142,474
Gross margin	88,254	57,714	236,987	174,147
Selling, general and administrative expense	59,769	57,519	173,518	155,642
Impairment of long-lived assets	-	32,706	-	35,409
Restructuring and other expense	464	2,775	1,452	3,740
Operating income (loss)	28,021	(35,286)	62,017	(20,644)
Other income (expense):
Miscellaneous income (expense)	(219)	(134)	(356)	1,236
Interest expense	(4,533)	(1,889)	(14,079)	(6,448)
Equity in net income of unconsolidated affiliates	16,958	14,560	51,470	45,842
Earnings (loss) before income taxes	40,227	(22,749)	99,052	19,986
Income tax expense (benefit)	11,893	(6,650)	29,582	3,872
Net earnings (loss)	28,334	(16,099)	69,470	16,114
Net earnings attributable to noncontrolling interest	2,008	1,641	6,321	3,930
Net earnings (loss) attributable to controlling interest	$26,326	$(17,740)	$63,149	$12,184

Basic
Average common shares outstanding	74,171	79,146	75,306	79,102
Earnings (loss) per share attributable to controlling interest	$0.35	$(0.22)	$0.84	$0.15

Diluted
Average common shares outstanding	75,001	79,146	75,687	79,116
Earnings (loss) per share attributable to controlling interest	$0.35	$(0.22)	$0.83	$0.15

Common shares outstanding at end of period	74,195	79,175	74,195	79,175

Cash dividends declared per share	$0.10	$0.10	$0.30	$0.30

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	May 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$49,726	$59,016
Receivables, less allowances of $6,182 and $5,752 at February 28, 2011 and May 31, 2010, respectively	345,209	301,455
Inventories:
Raw materials	177,201	177,819
Work in process	104,762	106,261
Finished products	90,608	80,251
Total inventories	372,571	364,331
Income taxes receivable	9,713	1,443
Assets held for sale	-	2,637
Deferred income taxes	23,927	21,964
Prepaid expenses and other current assets	35,397	31,439
Total current assets	836,543	782,285

Investments in unconsolidated affiliates	125,069	113,001
Goodwill	93,943	79,543
Other intangible assets, net of accumulated amortization of $19,469 and $17,768 at February 28, 2011 and May 31, 2010, respectively	25,269	23,964
Other assets	16,591	15,391
Property, plant and equipment, net	495,628	506,163
Total assets	$1,593,043	$1,520,347

Liabilities and equity
Current liabilities:
Accounts payable	$265,803	$258,730
Short-term borrowings	80,778	-
Accrued compensation, contributions to employee benefit plans and related taxes	52,023	62,413
Dividends payable	7,424	7,932
Other accrued items	44,175	41,635
Income taxes payable	-	9,092
Total current liabilities	450,203	379,802

Other liabilities	69,851	68,380
Long-term debt	250,250	250,238
Deferred income taxes	77,463	71,893
Total liabilities	847,767	770,313

Shareholders' equity - controlling interest	695,250	711,413
Noncontrolling interest	50,026	38,621
Total equity	745,276	750,034
Total liabilities and equity	$1,593,043	$1,520,347

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2011	2010	2011	2010
Operating activities
Net earnings (loss)	$28,334	$(16,099)	$69,470	$16,114
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	15,789	16,103	47,259	48,431
Impairment of long-lived assets	-	32,706	-	35,409
Restructuring and other expense, non-cash	-	147	225	3,247
Provision for deferred income taxes	7,778	(4,870)	3,314	(6,173)
Bad debt expense (income)	215	967	996	(1,986)
Equity in net income of unconsolidated affiliates, net of distributions	(2,997)	(2,090)	(6,813)	(6,248)
Net gain on sale of assets	(1,191)	(115)	(1,521)	(4,407)
Stock-based compensation	1,603	1,254	4,635	3,404
Gain on acquisition	-	-	-	(891)
Changes in assets and liabilities:
Receivables	(24,591)	(17,081)	(39,713)	(11,807)
Inventories	(21,601)	(31,438)	4,729	(22,040)
Prepaid expenses and other current assets	(5,435)	(2,536)	(4,740)	17,399
Other assets	(2,020)	112	(1,212)	296
Accounts payable and accrued expenses	68,840	8,053	(25,302)	47,109
Other liabilities	354	767	4,012	2,124
Net cash provided (used) by operating activities	65,078	(14,120)	55,339	119,981

Investing activities
Investment in property, plant and equipment, net	(5,101)	(5,638)	(15,911)	(26,592)
Acquisitions, net of cash acquired	(19,515)	(30,100)	(31,690)	(64,164)
Investments in unconsolidated affiliates, net	-	(568)	-	(304)
Proceeds from sale of assets	183	185	6,690	14,663
Net cash used by investing activities	(24,433)	(36,121)	(40,911)	(76,397)

Financing activities
Net proceeds from (repayments of) short-term borrowings	(42,957)	63,779	80,778	119,020
Principal payments on long-term debt	-	(19,459)	-	(138,010)
Proceeds from issuance of common shares	1,077	720	2,415	2,060
Payments to noncontrolling interest	(2,496)	(1,619)	(9,072)	(4,539)
Repurchase of common shares	-	-	(75,092)	-
Dividends paid	(7,413)	(7,928)	(22,747)	(23,741)
Net cash provided (used) by financing activities	(51,789)	35,493	(23,718)	(45,210)

Decrease in cash and cash equivalents	(11,144)	(14,748)	(9,290)	(1,626)
Cash and cash equivalents at beginning of period	60,870	69,441	59,016	56,319
Cash and cash equivalents at end of period	$49,726	$54,693	$49,726	$54,693

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2011	2010	2011	2010
Volume:
Steel Processing (tons)	590	512	1,815	1,410
Pressure Cylinders (units)	14,617	14,000	42,570	40,420
Metal Framing (tons)	59	58	184	211

Net sales:
Steel Processing	$301,752	$232,219	$973,763	$639,362
Pressure Cylinders	135,921	116,538	408,213	322,771
Metal Framing	81,382	67,517	242,970	243,529
Other	50,384	34,839	141,985	110,959
Total net sales	$569,439	$451,113	$1,766,931	$1,316,621

Material cost:
Steel Processing	$210,654	$164,555	$704,686	$446,878
Pressure Cylinders	61,073	50,667	187,374	142,371
Metal Framing	48,041	43,542	159,886	146,320

Operating income (loss):
Steel Processing	$14,213	$7,465	$39,260	$23,008
Pressure Cylinders	10,849	4,095	29,926	14,072
Metal Framing	2,723	(9,087)	(7,890)	(10,565)
Other	236	(37,759)	721	(47,159)
Total operating income (loss)	$28,021	$(35,286)	$62,017	$(20,644)

The following provides detail of impairment of long-lived assets and restructuring and other expense (income) included in operating income (loss) by segment presented above.

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2011	2010	2011	2010

Pre-tax impairment of long-lived assets and restructuring and other expense (income) by segment:
Steel Processing	$70	$286	$(303)	$461
Pressure Cylinders	-	12	-	307
Metal Framing	411	2,014	1,387	2,995
Other	(17)	33,169	368	35,386
Total impairment of long-lived assets and restructuring and other expense	$464	$35,481	$1,452	$39,149

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com